EXHIBIT 5.1
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                                WIGGIN & DANA LLP
                               400 Atlantic Street
                               Stamford, CT 06901
                             (203) 363-7600 (Phone)
                              (203) 363-7676 (fax)

June 10, 2004

CAS Medical Systems, Inc.
44 East Industrial Road
Branford, Connecticut 06405

Ladies and Gentlemen:

            We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of CAS Medical Systems, Inc. (the "Company"), relating to 150,000 shares of the Company's Common Stock, $0.004 par value per share (the "Shares"), to be issued under the CAS Medical Systems, Inc. Employee Stock Purchase Plan (the "Plan").

            As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, any original issuance Shares distributed pursuant to the Plan being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

            This opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.




Very truly yours,


/s/ WIGGIN AND DANA LLP